Exhibit 99.1

WSFS Financial Corporation Announces Completion of Senior Unsecured Notes Offering

December 11, 2025

WILMINGTON, Del. – WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced that it has completed the public offering of $200 million aggregate principal amount of its 5.375% Fixed-to-Floating Rate Senior Unsecured Notes due 2035 (the “Notes”).

The Notes will bear interest from and including December 11, 2025, to but excluding, December 15, 2030, at a fixed rate of 5.375% per annum, payable semi-annually in arrears. From December 15, 2030, to but excluding, the maturity date or earlier redemption date, the interest rate will reset quarterly at an annual floating rate equal to a benchmark rate (which is expected to be the Three-Month Term SOFR) plus 189 basis points, payable quarterly in arrears. WSFS intends to use the net proceeds from the offering of the Notes to repay $150 million aggregate principal amount of its outstanding Fixed-to-Floating Rate Senior Unsecured Notes due 2030 and for general corporate purposes.

“We are pleased with the transaction terms which reflect the strength of our franchise, as well as our capital, liquidity, and credit profile, as evidenced by our ratings from Moody’s, Morningstar, and Kroll,” said David Burg, Executive Vice President and Chief Financial Officer.

Piper Sandler, Keefe, Bruyette & Woods, A Stifel Company, and RBC Capital Markets acted as joint book-running managers in the Notes offering.

The Notes were offered pursuant to an effective registration statement (File No. 333-272862) which WSFS filed with the Securities and Exchange Commission (the “SEC”) by means of a prospectus supplement and accompanying base prospectus.

Copies of the prospectus supplement and accompanying base prospectus relating to the offering of the Notes can be obtained without charge by visiting the SEC's website at www.sec.gov, or may be obtained from: Piper Sandler & Co., at 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations, by email at fsg-dcm@psc.com, or by calling 1 (866) 805-4128; Keefe, Bruyette & Woods, Inc. at 787 Seventh Avenue, 4th Floor, New York, NY 10019, by email at USCapitalMarkets@kbw.com, or by calling 1 (800) 966-1559; RBC Capital Markets, LLC by calling 1 (866) 375-6829.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About WSFS Financial Corporation

WSFS Financial Corporation is a multibillion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally headquartered bank and wealth management franchise in the Greater Philadelphia and Delaware region. As of September 30, 2025, WSFS Financial Corporation had $20.8 billion in assets on its balance sheet and $93.4 billion in assets under management and administration. WSFS operates from 114 offices, 88 of which are banking offices, located in Pennsylvania (58), Delaware (38), New Jersey (14), Florida (2), Nevada (1) and Virginia (1) and provides comprehensive financial services including commercial banking, consumer banking, treasury management, and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Bryn Mawr Trust Advisors, LLC, Bryn Mawr Trust®, The Bryn Mawr Trust Company of Delaware, Cash Connect®, NewLane Finance®, WSFS Wealth Management, LLC, WSFS Institutional Services®, and WSFS Mortgage®. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

Forward-Looking Statements

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those discussed in the Company's Form 10-K for the year ended December 31, 2024, Form 10-Q for the quarter ended March 31, 2025, Form 10-Q for the quarter ended June 30, 2025, Form 10-Q for the quarter ended September 30, 2025, and other documents filed by the Company with the Securities and Exchange Commission from time to time.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms “WSFS,” “the Company,” “registrant,” “we,” “us,” and “our” mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

Investor Relations Contact: Andrew Basile

(302) 504-9857

abasile@wsfsbank.com

Media Contact: Connor Peoples

(215) 864-5645

cpeoples@wsfsbank.com

Source: WSFS Financial Corporation